MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY × 14207

For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Secures New Three-Year Credit Agreement

BUFFALO, N.Y., June 14, 2010 -- MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a manufacturer of custom paper board packaging and provider of personalized print products, announced today that it has completed an agreement for a new $3.0 million, three-year revolving credit facility with Manufacturers and Traders Trust Company.  The new facility replaces the Company’s $5.0 million line of credit, which expired in March 2010.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “This agreement confirms our strong cash generation, solid balance sheet, and improved liquidity.  The new facility provides MOD-PAC with the financial flexibility to support our growth strategy of expanding the Company’s core product lines, and allows us to continue to focus on achieving operating efficiencies.”

The $3.0 million, three-year revolving credit facility closed on June 9, 2010.  The interest rate on the new credit facility is based on a LIBOR rate, plus 2.75%, with an interest rate floor of 3.35%.  The Company may allocate up to $1.5 million of its availability under the credit agreement for the issuance of letters of credit.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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